LAW OFFICES
                            MICHAEL E. KULWIN
Facsimile 317               South Sixth Street                   Telephone
    (702)                 387-1726 Second Floor               (702) 387-5533
                         Las Vegas, Nevada 89101

April 21, 2006

TelePlus Enterprises, Inc.,
         a Nevada Corporation
7575 TransCanada, Suite 305
St. Laurent, Quebec, Canada H4T 1V6

Attention:  Mr. Marius Silvasan
            Chief Executive Officer

Dear Mr. Silvasan:

We have acted as special local counsel, at your request, in the review of that certain Registration Statement on Form SB-2 dated February 14, 2006, filed with the Securities and Exchange Commission as of February 14, 2006, said Form SB-2 Registration Statement having been prepared by Kirkpatrick & Lockhart, LLP, 201 South Biscayne Boulevard, Suite 2000, Miami, Florida 33131 (hereinafter the "Statement"), respecting, in part, the registration of 267,227,027 shares (hereinafter the "Shares"), of common stock, par value $0.001 per share, of TelePlus Enterprises, Inc., a Nevada Corporation, (hereinafter, "TelePlus"). TelePlus, is a duly organized Nevada corporation as of April 16, 1999 by reason of issuance of original Articles of Incorporation, by the Secretary of State, State of Nevada.

You have requested our opinion as to matters set forth below in connection with the Registration Statement.

In the capacity  described  above,  we have  examined the  following  documents:
Registration Statement on Form SB-2, to be filed as referenced with the Securities and Exchange Commission,

Washington, D.C., Officers' Certificate of TelePlus Enterprises, Inc., a Nevada Corporation issued by the Chief Executive Officer of same, to wit, Marius Silvasan, dated August 15, 2005, respecting the Statement and Written Unanimous Consent of the Directors of TelePlus Enterprises, Inc., a Nevada Corporation, executed by Marius Silvasan, Robert B. Krebs, Michael Karpheden and Hakan Wrestsell, same constituting the authorized Directors of Teleplus., dated August 15, 2005, respecting the Registration Statement.

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Page 2
April 21, 2006

The documents referenced above are collectively referred to as the "Documents" upon which we have relied in issuing this opinion, including but not limited to, all matters set forth therein.

In this opinion the words "our knowledge" signify that, in the course of our representation of TelePlus no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the Documents are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.

This opinion letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991) as published in Volume 47, No. I of the Business Lawyer (November 1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The General Qualifications of the Accord apply to each of the paragraphs herein.

The law covered by the opinion expressed herein is limited to the laws of the State of Nevada. We have relied on factual representations (but not legal conclusions) made by TelePlus as represented in the Documents and for the purposes of this opinion, we have assumed the authenticity of all Documents submitted as originals, the conformity to the originals of all Documents submitted to us as copies, and the authenticity of the originals of all documents submitted as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than Teleplus and due authorization, execution and delivery of all Documents by the parties thereto other than TelePlus.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares are duly authorized for issuance by TelePlus and, when issued and paid for as described in the Statement will be validly issued, fully paid, and non-assessable.

This opinion letter relates solely to the matters explicitly covered herein, and no opinion is implied or may be inferred with respect to any other matter.

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April 21, 2006

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Statement and to the statement made regarding our firm under the caption "Legal Matters" in the prospectus included in the Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LAW OFFICES OF MICHAEL E. KULWIN

/s/ Michael E. Kulwin
---------------------

MICHAEL E. KULWIN,
FOR THE FIRM
MEK/hj